Exhibit 99.1

KBR Announces Second Quarter 2014 Financial Results

▪	Strong bookings in Hydrocarbons and IGP segments

▪	Continued strong operational performance in Gas Monetization and Hydrocarbons business segments

▪	Cash and cash equivalents of $1 billion at June 30, 2014

HOUSTON, Texas — July 31, 2014 — KBR, Inc. (NYSE: KBR), a global engineering, construction and services company supporting the energy, hydrocarbons, power, industrial, civil infrastructure, minerals, government services and commercial markets, announced today its second quarter 2014 financial results.

Net loss attributable to KBR was $8 million, or $0.06 per diluted share, compared to net income attributable to KBR of $90 million, or $0.61 per diluted share, in the second quarter of 2013. Consolidated revenue in the second quarter of 2014 was $1.7 billion compared with $2.0 billion in the second quarter of 2013.

“While our second quarter consolidated results improved sequentially, they remain well below our expectations and reflect ongoing losses in our Canadian pipe fabrication and module assembly business,” said Stuart Bradie, President and Chief Executive Officer of KBR, Inc. “However, we delivered significantly improved overall bookings, particularly in our Hydrocarbons and Infrastructure, Government and Power segments and our Gas Monetization and Hydrocarbons segments continue to perform well. Looking forward, we have a number of good Engineering, Procurement and Construction prospects in our Gas Monetization and Hydrocarbons segments, especially in North America. Fundamentally, KBR remains a strong, global company with talented people and a diverse portfolio of businesses and technical capabilities. Our goal is to deliver safe, best-in-class operational performance, improved cash management and efficient capital allocation.”

Business Discussion (All comparisons are second quarter 2014 versus second quarter 2013, unless otherwise noted.)

Gas Monetization Results

Gas Monetization revenue was $362 million, down $231 million, primarily due to reduced business volumes on a gas-to-liquids (GTL) project in Nigeria and a liquefied natural gas (LNG) project in Algeria as these major projects were mainly completed in 2013. Gross profit was $48 million, down $32 million, primarily due to additional fees and recoveries recognized on an LNG project in 2013 that did not reoccur in 2014 and higher bid and proposal costs related to multi-billion dollar EPC projects that the company is pursuing in 2014 for expected awards in 2015.

Gas Monetization equity in earnings of unconsolidated affiliates was $18 million, up $1 million, due to increased activity on an LNG project in Australia. This project continues to perform well.

Hydrocarbons Results

Hydrocarbons revenue was $533 million, up $189 million, while Hydrocarbons gross profit was $34 million, down $10 million. Revenue growth is primarily due to the high volume of EPC projects the Company is executing for the Downstream ammonia, urea and ethylene markets in North America. During the quarter, the segment had solid bookings globally, particularly in petrochemicals and refining. The Company expects additional new awards in North America in the second half of 2014 driven by continued strong shale gas project economics. The decrease in gross profit was primarily due to the shift in business mix from lower revenue with higher margin services projects to higher revenue with lower margin EPC projects and increased proposal costs related to the high volume of bid activity the Company is seeing in the segment.

Infrastructure, Government and Power (IGP) Results

IGP revenue was $315 million, down $60 million, while gross profit was a loss of $20 million, down $28 million. Bookings were strong in the quarter driven primarily by a large combined-cycle Power EPC project award in Marshalltown, Iowa, and a Capability Support Coordinator (CSC) services award for the Australian Defence Force for Landing Helicopter Dock (LHD) ships. The decrease in gross profit was primarily due to reduced volumes of activity associated with the U.S. Government’s LogCAP IV contract of $9 million and the LogCAP III and Restore Iraqi Oil (RIO) contracts of $6 million, and lower bookings in previous quarters. The decrease was also due to reduced work volumes on Infrastructure and Minerals projects and a $14 million impact in the quarter for higher expected costs on a North American Power project. The Company continues to see robust prospects in the International Government and Defence space for work supporting the U.K. MoD and Foreign Affairs, the U.K. Police and other local government support services, the Australian Defence Force and supporting a number of U.S. overseas base operations.

IGP equity in earnings of unconsolidated affiliates was $24 million, up $6 million. The increase was primarily due to $15 million in reduced costs and insurance proceeds received on a U.K. construction project, partially offset by lower work volumes on the construction element of the project as it nears completion.

Services Results

Services revenue was $439 million, down $181 million. Gross profit was a loss of $40 million, down $60 million, primarily due to lower work volumes on North American Construction projects and $41 million in increased construction labor costs forecast to complete several problem Canadian pipe fabrication and module assembly projects.

Services equity in earnings of unconsolidated affiliates was zero, down $3 million, primarily due to the offshore maintenance vessels for KBR’s Mexican joint venture not being in service for the entirety of the second quarter. These vessels are now in service and we expect utilization to improve in the future.

Corporate

Corporate general and administrative expense was $60 million, down $3 million, resulting from the success of ongoing cost reduction initiatives.

Labor Cost Absorption

Second quarter of 2014 labor cost absorption (LCA) was favorable $1 million, an $18 million improvement from the prior year’s second quarter. The main drivers were reduced costs from the Company’s cost savings initiatives and improved chargeability to contracts in KBR’s global offices.

Net Income Attributable to Noncontrolling Interests

Net Income Attributable to Noncontrolling Interests was $16 million, down $5 million, primarily due to higher fees and recoveries on an LNG project in Australia in the prior year second quarter.

Capital Allocation

During the second quarter, the Company generated $37 million in cash flows from operations and spent $40 million on share repurchases and $12 million on Dividends. Year-to-date, KBR has expended $24 million on Dividends and $96 million to repurchase 3.5 million shares.

Second Quarter 2014 Significant Achievements and Awards

•	KBR was awarded full notice to proceed on an engineering, procurement, and construction contract for Iowa Generating Station.
•	KBR was awarded the FERC front end engineering and design (FEED) contract for Gulf LNG Liquefaction Company, LLC.
•	KBR was awarded the Maersk Oil FEED contract for the Culzean Field Development Topsides.
•	KBR was awarded a project management consultancy contract for participation in the major revamp program for the largest refinery in Siberia.
•	KBR was awarded a contract to construct a luxury high-rise apartment tower in Bethesda, Md.

About KBR
KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, power, industrial, civil infrastructure, minerals, government services and commercial markets. For more information, visit www.kbr.com.

Forward-Looking Statements
The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR's most recently filed Annual Report on Form 10-K/A, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Investors
Zac Nagle
Vice President, Investor Relations and Communications
713.753.5082
Investors@kbr.com

Media
Richard Goins
Director, Corporate Communications
713.751.9471
Mediarelations@kbr.com

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

Six Months Ended	
	June 30, 2014	June 30, 2013
Revenue:		
Gas Monetization	$ 762	$ 1,188
Hydrocarbons	985	686
Infrastructure, Government and Power	652	774
Services	872	1,098
Other	21	33
Total revenue	3,292	3,779
Gross profit (loss):		
Gas Monetization	143	169
Hydrocarbons	56	93
Infrastructure, Government and Power	(40)	27
Services	(100)	31
Other	10	8
Labor cost absorption not allocated to the business segments - favorable (unfavorable)	(2)	(32)
Total gross profit	67	296
Equity in earnings of unconsolidated affiliates:		
Gas Monetization	34	27
Hydrocarbons	-	-
Infrastructure, Government and Power	33	26
Services	-	10
Other	13	13
Total equity in earnings of unconsolidated affiliates	80	76
General and administrative expenses	(120)	(115)
Gain (loss) on disposition of assets	8	(1)
Operating income	35	256
Interest expense, net of interest income	(4)	(2)
Foreign currency losses	(11)	-
Other non-operating expenses	(1)	(1)
Income before income taxes and noncontrolling interests	19	253
Provision for income taxes	(31)	(45)
Net income (loss)	(12)	208
Net income attributable to noncontrolling interests	(39)	(30)
Net income (loss) attributable to KBR	$ (51)	$ 178
Net income (loss) attributable to KBR per share:		
Basic	$ (0.35)	$ 1.21
Diluted	$ (0.35)	$ 1.20
Basic weighted average shares outstanding	146	147
Diluted weighted average shares outstanding	146	148
Cash dividends declared per share	$ 0.16	$ 0.08

KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions)

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions) (Unaudited)

KBR, Inc.:  Backlog Information (a)
(Millions) (Unaudited)

(a)
Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR acts solely in a project management capacity, KBR only includes the management fee revenue of each project in backlog. For certain long-term service contracts with a defined contract term, such as those associated with privately financed projects, the amount included in backlog is limited to five years.

Included in the backlog table above is our proportionate share of unconsolidated joint ventures estimated revenue.  However, because these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations.  Our backlog for projects related to unconsolidated joint ventures totaled $5.2 billion, $5.3 billion and $5.5 billion at June 30, 2014, March 31, 2014, and December 31, 2013, respectively.  Our backlog related to consolidated joint ventures with noncontrolling interest totaled $1.1 billion, $1.3 billion and $1.5 billion at June 30, 2014, March 31, 2014, and December 31, 2013, respectively.

As of June 30, 2014, 44% of our backlog was attributable to fixed-price contracts and 56% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of June 30, 2014, March 31, 2014, and December 31, 2013.

(b)	Backlog attributable to unfunded government orders was $0.1 billion, $0.1 billion and $0.2 billion as of June 30, 2014, March 31, 2014, and December 31, 2013, respectively.